Exhibit 99.1

Milpitas, California. June 28, 2005.

Nanometrics and August Technology Terminate Merger Agreement

Nanometrics Incorporated (NASDAQ: NANO), a leading supplier of standalone and integrated metrology equipment for the semiconductor industry, and August Technology Corporation (NASDAQ: AUGT) announced today that they have terminated their merger agreement and will no longer pursue their proposed merger.

In accordance with the terms of the merger agreement, August Technology has paid a termination fee of $8.3 million, plus expenses, to Nanometrics.

“While we are disappointed that the proposed merger between Nanometrics and August Technology could not be completed, Nanometrics remains committed to continued growth. We look forward to taking advantage of growth opportunities through both organic product development and strategic acquisitions,” said John Heaton, President and CEO of Nanometrics. “The proposed merger demonstrated our commitment to create a stronger company with greater financial and other resources in order to better serve our customers and compete in our market. We will continue to seek new opportunities that create synergies and value for both customers and shareholders.”

In connection with the termination of the merger agreement, the Form S-4 registration statement will be withdrawn and Nanometrics will prepare a separate proxy statement for its annual shareholders meeting. Nanometrics intends to proceed with the proposed re-incorporation into Delaware, subject to the approval of its shareholders.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used in the manufacture of semiconductors, integrated circuits and flat panel displays. Nanometrics metrology systems measure various thin film properties, critical circuit dimensions and layer-to-layer circuit alignment (overlay) during various steps of the manufacturing process, enabling semiconductor and IC manufacturers to improve yields, increase productivity and lower manufacturing costs. The Company maintains its headquarters in Milpitas, CA, with sales and service offices worldwide. Nanometrics is traded on NASDAQ under the symbol NANO. The Company’s website is http://www.nanometrics.com.

Contact:

Paul Nolan

Nanometrics

408.435.9600